EX 99.28(a)(1)

STATE OF DELAWARE
LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

JNL STRATEGIC INCOME FUND LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST, The name of the limited liability company (hereinafter called the “limited liability company”) is: JNL Strategic Income Fund LLC.

SECOND, The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:  The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 6th day of July, 2012.

By:	/s/ Kelly L. Crosser
Name:	Kelly L. Crosser